Exhibit 99.1

As approved by the

Board of Directors on January 24, 2013

DIRECTOR AND OFFICER INDEMNIFICATION POLICY

OF

W. P. CAREY INC.

(a Maryland corporation)

RECITALS

A.        The Articles of Amendment and Restatement and the Amended and Restated Bylaws of W. P. Carey Inc., a Maryland corporation (the “Company”), provide that to the fullest extent permitted by Maryland law, the Company shall indemnify any present or former Director or officer of the Company (or a predecessor of the Company), and pay or reimburse all reasonable costs, charges and expenses (including attorney’s fees), in advance of the final disposition of a proceeding, of any present or former Director or officer of the Company (or a predecessor of the Company), for any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) relating to any action alleged to have been taken or omitted by such Director or officer in such capacity as a Director or officer.

B.        The Company recognizes the increased risk of litigation and other claims being asserted against directors and officers of companies in the current environment.

C.        The Company also recognizes that present and future Directors and officers require substantial protection against personal liability both to enhance continued service by current Directors and officers and to enable the Company to continue to attract and retain as Directors and officers of the Company the most capable persons reasonably available, and that Company officers and Directors rely on the indemnification provisions of the Company’s (i) Articles of Amendment and Restatement, as the same may be amended from time to time (the “Charter”), and (ii) Amended and Restated Bylaws, as the same may be amended from time to time (the “Bylaws”).  Accordingly, the Board of Directors deems it advisable and in the best interest of the Company and its stockholders to adopt a Company policy, similar to that of the Company’s predecessor, that provides Directors and officers with express rights to indemnification (regardless of, among other things, any amendment to or revocation of such policy or amendment to the Charter or Bylaws, any change in the composition of the Company’s Board of Directors (the “Board”) or any acquisition or business combination transaction relating to the Company).  The Company also wishes to provide for the advancement of all reasonable costs, charges and expenses (including attorney’s fees )to Directors and officers as set forth herein and, to the extent the Company maintains insurance, for the continued coverage of Directors and officers under the Company’s directors’ and officers’ liability insurance policies.

D.        In adopting the policy set forth herein, the Board is cognizant that the Maryland General Corporation Law (the “MGCL”) expressly recognizes that the indemnification provisions of Section 2-418 of the Maryland Corporations and Associations Annotated Code (the “Maryland Statute”) are not exclusive of any other rights to which a person seeking indemnification may be entitled under the Charter or Bylaws, a resolution of stockholders or directors, an agreement or otherwise, and this Policy is being adopted pursuant to and in furtherance of the Charter and Bylaws, as permitted by the Maryland Statute and as authorized by the Board of Directors of the Company.

NOW, THEREFORE, the Board hereby confirms and establishes the following as the Company’s indemnification policy for its Directors and officers (hereinafter referred to as the “Policy”).

1.         Company Obligation to Indemnify.  (a)  To the fullest extent provided in the Charter and Bylaws, and to the fullest extent permitted by Maryland law now or hereafter in force, except as otherwise provided in Section 2 below, the Company shall indemnify and hold harmless each person who (i) is or was a Director or officer of the Company (or a predecessor of the Company) or (ii) at the request of the Company, is or was serving as, a director, officer, manager, trustee, administrator, partner, member, fiduciary, employee or agent of any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity (such persons being “Covered Persons” and each, a “Covered Person”), against all reasonable costs, charges and expenses (including attorney’s fees incurred by a Covered Person in connection therewith), judgments, penalties, fines, and settlements (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld) actually and reasonably incurred by the Covered Person in connection with the defense and/or settlement of any threatened, pending or completed suit, action, claim, proceeding, arbitration or alternative dispute resolution mechanism, investigation or administrative hearing, whether civil, criminal, administrative or investigative, to which the Covered Person is or was a party or is threatened to be made a party due to any act or omission taken or omitted or alleged to have been taken or omitted by the Covered Person during, in connection with or arising out of such Covered Person’s service in such capacity as a Director or officer.

(b)  Without limiting the generality of paragraph (a), “serving at the request of the Company” shall include any service provided at the request of the Company (or a predecessor of the Company) as a director, officer, manager, trustee, administrator, partner, member, fiduciary, employee or agent of the Company (or a predecessor of the Company) which imposes duties on, or involves services by, such director, officer, manager, trustee, administrator, partner, member, fiduciary, employee or agent with respect to an employee benefit plan, its participants or beneficiaries.

(c)  Notwithstanding and in addition to any other provision of this Policy, to the extent that a Covered Person is, by reason of his or her service at the request of the Company, a witness in or otherwise incurs costs, charges or expenses in connection with any proceeding to which Covered Person is not a party, he or she shall be indemnified and held harmless by the Company against all reasonable costs, charges and expenses (including attorney’s fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

2.         Exclusion.  Notwithstanding any provision in this Policy, the Company shall not be obligated under this Policy to make any indemnity in connection with any claim made against a Covered Person (a) in connection with any threatened, pending or completed suit, action, claim, proceeding, arbitration or alternative dispute resolution mechanism, investigation or administrative hearing, whether civil, criminal, administrative or investigative (or any part of any such proceeding), initiated by or on behalf of such Covered Person, including a proceeding (or any part of any proceeding) initiated by or on behalf such Covered Person against the Company (other than any proceeding commenced to enforce a Covered Person’s right to indemnification or to recover any expenses in which the Covered Person is successful under the Maryland Statute, the Charter, the Bylaws or this Policy) or against any of its Directors, officers, employees or other Covered Persons, unless (i) the Board authorized the proceeding (or any part of any proceeding) or (ii) the Company otherwise provides specific indemnification in connection with such claim; (b) on account of such Covered Person’s conduct with respect to which it shall be determined by final judgment by a court having jurisdiction in the matter that the Covered Person (i) did not act in good faith and in a manner the Covered Person reasonably believed to be in or not opposed to the best interests of the Company and its stockholders, (ii) received an improper personal benefit in money, property or services, or (iii) with respect to any criminal action or proceeding, had reasonable cause to believe the conduct was unlawful; (c) in connection with any pending or completed action, suit, arbitration, investigation, inquiry, administrative hearing or any other actual or threatened proceeding (or any part of any such proceeding) by or in the right of the Company if the Covered Person shall have been determined by final judgment by a court having jurisdiction in the matter to be liable to the Company and its stockholders; (d) if and to the extent such Covered Person has otherwise actually received payment of the amounts otherwise indemnifiable hereunder under any insurance policy, agreement, vote or otherwise, or (d) if it shall be determined by final judgment by a court having jurisdiction in the matter that such indemnification is not lawful.

3.         Advancement of Expenses.  (a) The reasonable costs, charges and expenses (including any attorney’s fees) incurred by a Covered Person in defending or investigating a threatened or pending action, suit or proceeding, whether civil, criminal administrative or investigative, shall be paid by the Company in advance of the final disposition of such action, suit or proceeding, upon receipt of (i) a written affirmation of the Covered Person’s good faith belief that the applicable standard of conduct set forth in the Charter, MGCL and the Bylaws, as applicable, required for indemnification by the Company has been satisfied by the Covered Person, and (ii) a written undertaking by such Covered Person to repay such amount if it ultimately shall be determined that such Covered Person is not entitled to be indemnified by the Company as provided in this Policy or otherwise.  No bond or other security shall be required.  This Section 3 shall not apply to any claim made by Covered Person for which indemnity is excluded pursuant to Section 2.

(b)  The Company shall advance pursuant to Section 3(a) the reasonable costs, charges and expenses (including attorney’s fees) incurred by a Covered Person in connection with any action, suit or proceeding after receipt of the undertaking by or on behalf of such Covered Person as provided in Section 3(a) and within sixty (60) days after the receipt by the Company of a written statement or statements requesting such advances from time to time, whether prior to or after final disposition of any proceeding.  Advances shall be interest-free and shall be made without regard to the Covered Person’s ability to repay such advances.  Advances shall include any and all reasonable costs, charges and expenses (including attorney’s fees) incurred pursuing an action to enforce such right to receive advances.

4.         Insurance.  The Company may purchase and maintain insurance on behalf of any person who is or was a Director, officer, manager, trustee, administrator, partner, member, fiduciary, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, manager, trustee, administrator, partner, member, fiduciary, employee or agent of any other enterprise against any liability asserted against and incurred by such person in any such capacity, or arising out of the person’s status as such, whether or not the Company would have the power or the obligation to indemnify such person against such liability under the provisions of the Maryland Statute, the Charter, the Bylaws or this Policy.  To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, each Covered Person will be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Director or officer of the Company.  The Company may, but shall not be required to, create a trust fund, grant a security interest or use other means including, without limitation, a letter of credit, to ensure the payment of such amounts as may be necessary to satisfy its obligations to indemnify and advance expenses pursuant to this Policy.

5.         Nonexclusivity.  The indemnification and advancement of  expenses mandated or permitted by, or granted pursuant to, this Policy shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Maryland Statute, the Charter, the Bylaws or any agreement, contract, vote of stockholders or of disinterested Directors of the Company, or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise for actions or inactions by the person in any capacity.  The provisions of this Policy shall not be deemed to preclude the indemnification of any person who is not specified in this Policy, but whom the Company has the power or obligation to indemnify under Maryland law or otherwise.

6.         Subrogation. In the event of any payment to a Covered Person under this Policy or the Charter or the Bylaws, the Company shall be subrogated to the extent of such payment to all of the related rights of recovery of such Covered Person against other persons or entities (other than such Covered Person’s successors).  Such Covered Person will execute all papers reasonably required by the Company to evidence such rights of recovery and take all action reasonably requested by the Company as necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights, and all of such Covered Person’s reasonable costs, charges and expenses (including attorney’s fees) related thereto shall be reimbursed by, or, at the Covered Person’s option, advanced by the Company.

7.         Repeal, Amendment or Modification.  (a) Any repeal, amendment or modification of this Policy, or of any provision of the Charter or the Bylaws relating to indemnification or advancement of expenses, shall not affect any rights or obligations then existing between the Company and any Covered Person referred to herein with respect to any state of facts then or theretofore existing or proceeding theretofore or thereafter brought based in whole or in part upon such state of facts.  Without limiting the generality of the foregoing, the right to indemnification or advancement of expenses under any provision of this Policy, the Charter or the Bylaws shall not be eliminated or impaired as to any Covered Person by any amendment to such provision after the occurrence of the act or omission to which the indemnification or advancement relates or could relate, unless (i) the provision in this Policy, the Charter or the Bylaws contains, at the time of the act or omission, an express authorization of such elimination or impairment and (ii) such elimination or impairment is expressly consented to by each such Covered Person that would be affected thereby.

(b)  If the Charter or the Bylaws (or any agreement that supersedes or replaces the Charter or the Bylaws) or the MGCL (or any statutory provision superseding or replacing the MGCL) is amended after the date of adoption of this Policy to further expand the indemnifications or rights to advancement of expenses permitted to Directors and officers of the Company, then the Company shall indemnify its Directors and officers to the full extent provided in such superseding or replacement agreement and to the full extent permitted by such superseding or replacement statute.

8.         Severability.  The agreements and provisions contained in this Policy are severable and divisible, no such agreement or provision depends upon any other provision or agreement for its enforceability, each such agreement and provision set forth herein constitutes an enforceable obligation of the Company and the Company agrees that neither the invalidity nor the unenforceability of any provision of this Policy shall affect the other provisions hereof, and this Policy shall remain in full force and effect and be construed in all respects as if such invalid or unenforceable provision were omitted.

9.         Beneficiaries, Survival and Enforcement.  The rights to indemnification and advancement of expenses  provided by, or granted pursuant to, this Policy and the Charter and Bylaws shall commence for the benefit of each person who is Covered Person from the date such person become a Covered Person and shall continue for the benefit of a Covered Person who ceases to be a Director, officer, manager, trustee, administrator, partner, member, fiduciary, employee or agent of the Company or who ceases to serve at the request of the Company as a director, officer, manager, trustee, administrator, partner, member, fiduciary, employee or agent of another enterprise and, in each case, shall inure to the benefit of the heirs, executors and administrators of such person.  This Policy and the obligations of the Company hereunder has been adopted for the benefit of, and may be enforced against the Company by, any person referred to in this Section 9 to the same extent and with the same effects as a contract entered into for good and valuable consideration between the Company and any such person.

10.       Business Combinations. For the purposes of this Policy, references to “the Company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, managers, trustees, administrators, partners, members, fiduciaries, employees or agents, so that any person who is or was a director, officer, manager, trustee, administrator, partner, member, fiduciary, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a director, officer, manager, trustee, administrator, partner, member, fiduciary, employee or agent of another enterprise, shall stand in the same position under the provisions of this Policy with respect to the resulting or surviving company as such person would have with respect to such constituent company if its separate existence had continued.

11.              Governing Law.  THIS POLICY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT MIGHT PROVIDE FOR THE APPLICATION OF OTHER LAWS.